[ASSURANT LOGO OMITTED]

Assurant Specialty Property Expands Product Offerings in Dynamic
Multifamily Renters Market by Acquiring SureDeposit

NEW YORK, June 22, 2011 -- Assurant, Inc. (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, announced today that it has purchased SureDeposit, the leading provider of security deposit alternatives to the multifamily renters industry, in an all-cash transaction from Converge Services Group, LLC.

"Assurant targets acquisition opportunities which enhance our existing specialty businesses and provide long-term growth opportunities for our shareholders," said Robert B. Pollock, president and CEO of Assurant, Inc. "SureDeposit is an excellent strategic fit with our Specialty Property business and the purchase will be modestly accretive to earnings from the start. With a purchase price of less than $50 million, this acquisition reinforces our commitment to disciplined deployment of capital as we add complementary specialty products to our business portfolio in balance with share repurchases."

Assurant will discuss financial details of the transaction on its second quarter conference call scheduled for July 28, 2011.

"The dynamic renters market in the U.S. makes this new product offering for Assurant Specialty Property particularly attractive to multifamily property managers and consumers looking for alternatives to traditional security deposits," said Gene Mergelmeyer, president and CEO of Assurant Specialty Property. Kathy McDonald, the Property Solutions business unit president added, "SureDeposit fits well with our group, expands our risk management offerings, creates natural cross-selling opportunities and will provide new revenue streams in this growing market niche."

SureDeposit, a privately held company headquartered in Livingston, N.J., has longstanding relationships with multifamily property managers and owners in 43 states. SureDeposit offers renters a surety bond alternative to the traditional security deposit by allowing residents at participating apartment communities the option of avoiding more expensive security deposits with the payment of a one-time bond premium. This makes it easier for residents to move into their new rental units at a fraction of the cost of a traditional security deposit. In the event of damage at the end of the lease, SureDeposit reimburses the property manager or owner, and the renter in turn reimburses the surety bond company. SureDeposit has more than 1,500,000 apartment units under agreements in nearly 4,500 communities nationwide. The SureDeposit workforce of 35 employees is being offered employment with Assurant Specialty Property.

"We are proud to join the Assurant team to expand the reach of SureDeposit's unique risk management and marketing programs," said Stuart Litwin and Dan Rudd, founders of SureDeposit. "Our unique product offering continues to gain traction among multifamily property managers and owners nationwide, underscoring the strength of our company, the commitment and professionalism of our employees, and our great client relationships. With the added resources of the Assurant team behind us, we expect the momentum to accelerate."

About Assurant Specialty Property
Assurant Specialty Property is a leading provider of insurance services in partnership with financial institutions, mortgage lenders, manufactured home sellers, auto finance companies, property managers and their customers.  Services include insurance tracking and management, lender-placed homeowners insurance, and property and personal coverage such as renters, farm and flood insurance. With more than 5,000 employees in 11 locations, Assurant Specialty Property serves clients and customers in all 50 states.

Assurant Specialty Property is part of Assurant, a premier provider of specialized insurance products and related services in North America and select worldwide markets. The four key businesses -- Assurant Solutions, Assurant Specialty Property, Assurant Health, and Assurant Employee Benefits -- partner with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments in the U.S. and select worldwide markets.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has approximately $27 billion in assets and $8 billion in annual revenue. Assurant has approximately 14,000 employees worldwide and is headquartered in New York's financial district. www.assurant.com.

About SureDeposit
SureDeposit's surety bond enhances a property owner's risk management while dramatically lowering a resident's move-in costs. SureDeposit is the nation's leading provider of alternatives to refundable security deposits for the multifamily industry. Founded in 2000, SureDeposit is headquartered in Livingston, New Jersey, and has regional offices in California, Colorado, Georgia, Illinois, Maryland, Nevada, Rhode Island and Texas.

CAUTIONARY STATEMENT - Some of the statements included in this news release, particularly statements regarding integration of SureDeposit into our business, may be forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's best estimates, assumptions and projections and are subject to significant uncertainties. Actual results may differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this news release as a result of new information or future events or developments. For a detailed discussion of the general risk factors that could affect the Company's results, please refer to the risk factors identified in the Company's annual and periodic reports, including but not limited to its 2010 Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission.

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Media Contacts:
Shawn Kahle
Vice President, Corporate Communications
Assurant, Inc.
212.859.7047
shawn.kahle@assurant.com

Robert Byrd
Senior Director, Communications
Assurant Specialty Property
770.763.2319
robert.byrd@assurant.com

Investor Relations:
Melissa Kivett
Senior Vice President
Investor Relations
212.859.7029
melissa.kivett@assurant.com

Brian Koppy
Vice President
Investor Relations
212.859.7197
brian.koppy@assurant.com